Exhibit (c)(2)

Notice The accompanying material was compiled on a confidential basis for use by the Special Committee of the Board of Directors in evaluating the proposed transaction described herein. The material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to the transaction. Nothing contained in the accompanying material is to be relied upon as a promise or representation as to the past or the future. Greene Holcomb & Fisher LLC (“GH&F”) undertakes no obligation to update or revise the accompanying material. It should be understood that certain financial and market information, estimates, valuations and projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by GH&F or responsibility for any independent verification thereof. Accordingly, neither GH&F nor any of its officers, directors, employees, affiliates, advisors, agents, members or representatives warrant the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such valuations, estimates and projections. Actual results may vary from these valuations, estimates and projections and any variations may be material.

Table of Contents Section Background of Transaction Transaction Overview Summary of Due Diligence Procedures Lake Public Market Overview Summary Valuation Analysis Appendices Premium Analysis Detail Discounted Cash Flow Analysis Detail Comparable Public Company Analysis Detail Comparable Transactions Analysis Detail Tab I II III IV V A B C D

Section I Background of Transaction

Page 3 Background of the Transaction Lake Headquartered in Saint Paul, Minnesota, Lake is the nation's largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Lake is also the parent company of a leading catalog and Internet-based retailer of products for boating and other water sports enthusiasts. Role of GH&F Greene Holcomb & Fisher LLC has been retained by the Special Committee of the Company’s Board of Directors as a financial advisor and potentially to render an opinion as to the fairness, from a financial point of view, of the price per share to be received by (i) holders of common stock who would receive cash in lieu of fractional shares in connection with the contemplated reverse stock split and (ii) holders of common stock who will receive a cash offer for their shares. Company Overview

Page 4 Page 4 Background of the Transaction Lake has been a public company since April 2004. In March 2008, the Company engaged Lazard Middle Market as its investment banker to assist the Company in evaluating going-private transactions, a potential sale of the Company and the potential acquisition of other companies or businesses. In April 2008, after reviewing various alternatives, the Company’s Board of Directors directed Lazard to run a process designed to arrange a going-private transaction financed by a third party to purchase shares of the Company not owned by either (i) Gratco, David Pratt, and the David C. Pratt Irrevocable Grantor Retained Annuity Trust (collectively, the “Gratco Group”), or (ii) Holiday Stationstores (“Holiday”), certain members of the Erickson family and trusts for the benefit of certain members of the Erickson family (collectively, the Holiday Group”). According to the Company, such shareholders own over 70% of the Company’s outstanding stock. At the same time, the Board of Directors formed a Special Committee to oversee and evaluate the exploratory process being undertaken by Lazard and to determine whether to proceed with any transaction. In June 2008, the Special Committee engaged GH&F as its financial advisor. Between April and October 2008, Lazard contacted over 100 potential investors in the Company. On October 29, 2008, Lazard delivered a written summary of the process to the members of the Company’s Board of Directors, and confirmed that none of the third parties had expressed a firm interest in participating in a going-private transaction with respect to the Company.

Page 5 Page 5 Background of the Transaction Between November 2008 and March 2009, the Company continued to work with its outside legal advisor, Faegre & Benson, to identify a structure to cease being a public company without the participation of an unaffiliated third party. As a result of this work, the Company identified a potential structure for a going-private transaction in the form of a reverse stock split followed by the cancellation of shares in exchange for payment of fair value as set forth in the Minnesota Business Corporation Act. To avoid a breach of covenants of the Company’s senior credit facility, the potential structure required that the payments would not be made by the Company. In April 2009, in a conversation with GH&F and the chairman of the Special Committee, David Pratt indicated that (i) the Gratco Group would be willing, if so requested by the Special Committee, to provide funding for a going-private transaction and (ii) the Gratco Group was not interested in selling its ownership positions in the Company. In April 2009, in a separate conversation with GH&F and the chairman of the Special Committee, Ron Erickson indicated (i) Holiday Group would be willing, if so requested by the Special Committee, to provide funding for a going-private transaction and (ii) the Holiday Group was not interested in selling its ownership positions in the Company.

Page 6 Page 6 Background of the Transaction On April 24, 2009, Mr. Pratt conveyed the Gratco Group’s willingness to provide funding, if so requested, for a going private transaction which included a 1-for-20,000 share ratio followed by a cancellation of all fractional shares less than one whole share at a per share price of $3.20. Mr. Pratt indicated that his willingness to provide funding would include cooperation by the Company with the trading of the common stock on the limited information tier of the Pink Sheets for six months following completion of the reverse stock split. In response to concerns expressed by the Special Committee about Mr. Pratt’s proposed structure and price, Mr. Pratt indicated on May 7, 2009, that, if so requested, Mr. Pratt would be willing to fund a price of $3.40 per share including a structure that included an offer to purchase shares held by shareholders (other the Gratco Group and the Holiday Group) remaining after the reverse stock split at the same price. On June 1, 2009, the Special Committee communicated its view that the $3.40 was not acceptable given the disparity between the offer and the current trading price of the Company’s common stock. There were no discussion or negotiations between the Special Committee and the Gratco Group or Holiday Group regarding the going-private transaction between June and September 2009. On September 1, 2009, the Company announced its financial results for the second quarter of its fiscal year 2009. Later in September 2009, Mr. Pratt reinitiated discussions with the Special Committee, and the Company provided its most recent financial results and an updated forecast to GH&F.

Page 7 Page 7 Background of the Transaction On September 17, 2009, Mr. Pratt conveyed to the chairman of the Special Committee and representatives of GH&F and King and Spalding that the Gratco Group would, if so requested, be willing to pay $4.20 per share in connection with the reverse stock split. On September 22, 2009, at the direction of the Special Committee, representatives of GH&F met separately with each of Mr. Pratt and Mr. Erickson to communicate the Special Committee’s dissatisfaction with the $4.20 price per share and to suggest a price per share of $5.75. On September 24, 2009, Mr. Erickson communicated to GH&F the willingness of the Holiday Group, if so requested, to provide funding for a going-private transaction at $5.00 per share. GH&F shared this information with Mr. Pratt, and on September 25, 2009, Mr. Pratt communicated the Gratco Groups’ willingness, if so requested, to provide funding for a going-private transaction at a price of $5.00 per share. On September 26, 2009, at the direction of the Special Committee, representatives of GH&F spoke separately with each of Mr. Pratt and Mr. Erickson to communicate the Special Committee’s dissatisfaction with the $5.00 price per share and to suggest a price per share of $5.40 per share. Mr. Pratt and Mr. Erickson communicated to GH&F their willingness, if so requested, to provide funding for a going-private transaction at $5.15 per share.

Section II Transaction Overview

Page 9 Transaction Overview The Company is considering a 1 for 30,000 reverse stock split (the “Reverse Split”), which will then be immediately followed by a 30,000 for 1 forward stock split. As a result of the reverse-forward stock split (the “Reverse/Forward Split”), (a) each shareholder owning less than 30,000 shares of the Company’s common stock before the split (a “Cashed-Out Holder”) will receive $5.15 in cash for each of such shareholder’s pre-split shares (the “Cancellation Price”), and (b) each share of the Company’s common stock held by a shareholder owning more than 30,000 shares before the split (a “Remaining Holder”) will continue to represent one share of the Company’s common stock. In connection with the Reverse/Forward Split, we understand that under a Funding and Indemnification Agreement (the “Agreement”) with the Company, certain shareholders of the Company (the “Funding Shareholders”) have agreed to offer to purchase (the “Offer to Purchase,” and together with the Reverse/Forward Split, the “Transaction”) at a price per share equal to the Cancellation Price all shares of the Company’s common stock that remain outstanding and are held by the remaining shareholders other than the Funding Shareholders and certain other shareholders identified in the Funding Agreement (the “Remaining Holders”). In addition, under the Agreement, the Funding Shareholders have agreed to be responsible for the Company’s obligations to pay for fractional shares in the Reverse Split, to undertake certain indemnification obligations with respect to the Transaction, and to make payments for the Company in the event the Company is required to pay current or former shareholders any amounts in excess of the Cancellation Price. Summary of Proposed Transaction

Page 10 Page 10 Management Rationale Management Rationale The Company is unable to realize benefits of a public company at current market value: Limited current research coverage – only one firm, DA Davidson, currently provides research coverage on the Company Limited interest from institutional investors Unlikely to acquire other businesses using stock as consideration Lack of significant access to public capital markets to raise money Lack of appreciable enhancement in Company image as a result of public reporting company status Lack of significant liquidity in the public markets for current shareholders Transaction Overview

Page 11 Page 11 Management Rationale Management Rationale (continued) The Transaction would provide benefits for the Company and its shareholders: Cashed-Out Holders and Remaining Holders would receive liquidity The Company would gain greater operational flexibility by being able to focus on long-term growth without undue emphasis on short-term fluctuations in the Company’s stock price The Company would be able to better control the dissemination of certain business information which is currently disclosed in reports and available to third parties, including competitors The Company would be able to eliminate certain costs, including out-of-pocket costs and use of employee time and resources, associated with the Company’s compliance with the SEC public reporting requirements (including compliance with Sarbanes-Oxley) and Nasdaq costs The Company would expect to reduce liability exposure of directors and officers and corresponding insurance costs to levels more suitable to the Company’s business Transaction Overview

Section III Summary of Due Diligence Procedures

Page 13 Summary of Due Diligence Procedures Visit to the Company’s headquarters in St. Paul, Minnesota. Meetings/conference calls with David Pratt, the Company’s CEO, Bob Vold, the Company’s CFO, Michael Owens, the Company’s Executive Vice President and Chief Financial Officer, and Eric Jacobson, the Company’s General Counsel, to discuss the Company’s business, operations, historical and projected financial results and future prospects, the Company’s current financing position and arrangements, the Transaction and alternative transactions available to the Company, and other matters deemed relevant to our analysis. Meetings/conference calls with the Special Committee, the Special Committee’s legal counsel (King & Spalding) and the Company’s legal counsel (Faegre & Benson). Among other things, reviewed the following: Annual reports on Form 10-K for the three fiscal years ended January 31, 2009 and Annual Report on Form 10-K/A for year ended January 31, 2009 Quarterly Report on Form 10-Q for the three-month periods ended May 2, 2009 and August 1, 2009 Proxy statement dated May 13, 2008 Draft projected unaudited financial results for the seven months ended August 29, 2009 Financial projections for the five years ending January, 2015, as prepared and provided to us by the Company’s management Certain trading characteristics of the Company’s Common Stock Estimates of annual cost savings from the elimination of SEC-reporting public company status provided by the Company’s management Recent press releases Lake Due Diligence

Section IV Lake Public Market Overview

Page 15 Lake Public Market Overview Company Snapshot (1) Options calculated using the treasury stock method; currently < 50,000 shares. (2) Fiscal year ending January 30, 2010 used in place of Calendar year end. (3) LTM ending August 29, 2009. (4) Assumes net debt of $309.0 million based on average debt and cash for FY 2009 based on quarterly actual results and estimates provided by Company. Summary Trading Statistics Estimates Summary - ($ in millions) (2) Project Lake GMTN LTM (3) 2009E Street 2009E MGMT Current Stock Price as of September 25, 2009 $3.82 Revenue $1,078.1 $1,102.2 $1,079.5 1 Week Prior $3.91 Adjusted EBITDA $37.6 $39.7 $48.4 4 Weeks Prior $5.41 3 Months Prior $6.42 6 Months Prior $3.00 Fully Diluted Valuation Summary 12 Months Prior $3.49 LTM 2009E Street 2009E MGMT Fully Diluted Company Value/Revenue 0.4x 0.4x 0.4x In the last 52 weeks, the stock has closed at: Fully Diluted Company Value/EBITDA 10.7x 10.1x 8.3x A closing price high of: $6.42 A closing price low of: $1.00 Current stock price as a % of 52 week high 59.5% Fully Diluted Summary Capitalization ($ in millions) (1) Common Shares Outstanding (millions) 24.2 Common Stock Equivalents as of September 25, 2009 (millions) NM Fully Diluted Share Count 24.2 Current Stock Price as of September 25, 2009 $3.82 Fully Diluted Market Capitalization $92.4 Plus: Debt (4) 310.5 Less: Cash and Marketable Securities (4) 1.5 Fully Diluted Company Value $401.4

Page 16 Page 16 Lake Sporting Goods Retailers NASDAQ Composite 3.5% 2.9% 9.5% 1-Year Relative Price Performance (1) Sporting Goods Retailers Index: BGFV, CAB, DKS, GOLF, HIBB. (1) As of September 24, 2009. Lake Public Market Overview 0 20 40 60 80 100 120 140 160 180 200 Sep-08 Oct-08 Nov-08 Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09

Page 17 Page 17 Lake Sporting Goods Retailers NASDAQ Composite 4.1% 7.2% 30.5% 1-Month Relative Price Performance (1) Sporting Goods Retailers Index: BGFV, CAB, DKS, GOLF, HIBB. (1) As of September 24, 2009. Lake Public Market Overview 9/1: Second Quarter Earnings Results Announced 65 70 75 80 85 90 95 100 105 110 8/26/09 8/28/09 9/1/09 9/3/09 9/8/09 9/10/09 9/14/09 9/16/09 9/18/09 9/22/09 9/24/09

Page 18 Page 18 1-Year Closing Price Analysis (1) (1) As of September 25, 2009. Lake Public Market Overview 23.1% 16.3% 11.4% 7.9% 41.1% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% $1.00 - $2.00 $2.01 - $3.00 $3.01 - $4.00 $4.01 - $5.00 $5.01 - $6.42 Share Price Range Percentage of Total Volume

Page 19 Page 19 1-Month Closing Price Analysis (1) (1) As of September 25, 2009. Lake Public Market Overview 0.0% 0.0% 45.4% 47.1% 7.5% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% $1.00 - $2.00 $2.01 - $3.00 $3.01 - $4.00 $4.01 - $5.00 $5.01 - $6.42 Share Price Range Percentage of Total Volume

Page 20 Page 20 1-Year Price Volume Analysis (1) (1) As of September 25, 2009. 11/13: Third Quarter Earnings Results Announced 2/17: Fourth Quarter Earnings Results Announced 6/3: First Quarter Earnings Results Announced 9/1: Second Quarter Earnings Results Announced Lake Public Market Overview $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 Sep-09 Aug-09 Jul-09 May-09 Apr-09 Feb-09 Jan-09 Dec-08 Oct-08 Stock Price 0 100 200 300 400 500 600 700 800 900 Volume (000's)

Page 21 Page 21 1-Month Price Volume Analysis (1) (1) As of September 25, 2009. Lake Public Market Overview 9/1: Second Quarter Earnings Results Announced 16.0 28.5 36.8 55.8 33.9 41.9 23.4 49.3 91.6 282.1 50.4 84.9 125.8 42.6 0.0 50.4 20.3 80.4 187.7 36.2 18.4 19.2 31.7 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 9/25/09 9/24/09 9/23/09 9/22/09 9/21/09 9/18/09 9/17/09 9/16/09 9/15/09 9/14/09 9/11/09 9/10/09 9/9/09 9/8/09 9/7/09 9/4/09 9/3/09 9/2/09 9/1/09 8/31/09 8/28/09 8/27/09 8/26/09 Stock Price 0 50 100 150 200 250 300 Volume (000's) c

Page 22 Page 22 1-Year Short Interest Price Volume Analysis Lake Public Market Overview Source: Capital IQ. Lake Stock Price, Volume and Short Interest from 9/15/08 to 9/15/09 0 500 1,000 1,500 2,000 2,500 3,000 Sep-09 Aug-09 Jul-09 Jun-09 May-09 Apr-09 Mar-09 Feb-09 Jan-09 Dec-08 Oct-08 Sep-08 Volume and Short Interest (000's) $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 Stock Price Volume Price Short Interest

Section V Summary Valuation Analysis

Summary Valuation Analysis

GH&F

Lake Summary Valuation

Lake Company Value Snapshot

Fully Diluted Summary Capitalization ($ mm)	**Current Price**	**Offered Cancellation Price**
Common Shares Outstanding (millions)	24.2	24.2
Common Stock Equivalents as of September 25, 2009 (millions)	NM	NM [1]
Fully Diluted Share Count	24.2	24.2
Current Stock Price as of September 25, 2009	$3.82	$5.15
Fully Diluted Market Capitalization	$92.4	$124.6
Plus: Debt [2]	$310.5	$310.5
Less: Cash [2]	$1.5	$1.5
Fully Diluted Company Value	**$401.4**	**$433.6**

Multiple Analysis

	($ mm)	**Implied Multiple @ $5.15**
Revenue		
LTM @ August 29, 2009	$1,078.1	0.4x
Street FY 2009 Estimate	$1,102.2	0.4x
Management FY 2009 Forecast	$1,079.5	0.4x
Adjusted EBITDA		
LTM @ August 29, 2009	$37.6	11.5x
Street FY 2009 Estimate	$39.7	10.9x
Management FY 2009 Forecast	$48.4	9.0x

Premiums Analysis

	Average Share Price	**Premium @ $5.15**
One Day	$3.82	34.8%
One Week Average	$3.83	34.5%
Average Starting September 1, 2009 [3]	$4.04	27.5%
Four Week Average	$4.12	25.0%

[1] Fewer than 50,000 common share equivalents calculated using the treasury stock method.

[2] Average debt and cash for FY 2009 based on quarterly actual results and estimates provided by Company. At August 1, 2009, debt and cash were $329.9 million and $1.5 million, respectively, according to the Company's Quarterly Report on Form 10-Q.

[3] The Company released second quarter earnings before the market opened on September 1, 2009.

Page 24

Page 25 Offered Cancellation Price: $5.15 Summary Valuation Analysis Lake Summary Valuation – Comparable Public Companies In $ millions, except per share data (1) Assumes net debt of $309.0 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. $25.93 $26.31 $25.36 $25.93 $25.54 $25.23 Low 0.18x 0.18x 0.18x 4.55x 4.28x 4.15x 11.97x 0.18x 0.18x 0.18x 4.55x 4.28x 4.15x 11.97x Mean 0.50x 0.50x 0.47x 7.21x 6.96x 6.12x 18.03x 0.50x 0.50x 0.47x 7.21x 6.96x 6.12x 18.03x Median 0.46x 0.45x 0.43x 8.22x 7.49x 6.87x 19.66x 0.46x 0.45x 0.43x 8.22x 7.49x 6.87x 19.66x High 0.90x 0.89x 0.83x 8.71x 8.91x 7.76x 20.81x 0.90x 0.89x 0.83x 8.71x 8.91x 7.76x 20.81x Offered Cancellation Price Implied Multiple 0.40x 0.39x 0.38x 11.53x 10.92x 7.72x NEG 0.40x 0.40x 0.38x 11.53x 8.96x 5.99x NEG Company Statistic $1,078.1 $1,102.2 $1,144.7 $37.6 $39.7 $56.2 ($12.9) $1,078.1 $1,079.5 $1,140.8 $37.6 $48.4 $72.4 ($12.9) ($5.52) Comp. Companies - Street Estimates (1) ($9.62) ($0.35) ($4.22) ($1.56) $7.67 $7.20 $7.51 $1.25 ($3.13) $1.85 ($1.56) $7.74 $7.61 $7.51 $12.98 $5.53 $1.15 $2.41 $9.45 $9.26 $9.43 $1.44 $12.08 $9.53 $9.71 $9.43 $7.72 $2.21 $12.97 $12.82 $13.13 $12.11 $8.46 ($0.48) $0.00 $13.30 $13.13 $5.04 ($11.11) ($6.39) $10.30 $0.78 ($6.39) ($1.34) $5.92 ($12.00) ($9.00) ($6.00) ($3.00) $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 LTM Revenue 2009 Revenue 2010 Revenue LTM EBITDA 2009 EBITDA 2010 EBITDA LTM Earnings LTM Revenue 2009 Revenue 2010 Revenue LTM EBITDA 2009 EBITDA 2010 EBITDA LTM Earnings ($12.00) ($9.00) ($6.00) ($3.00) $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 $5.24 ($4.87) ($10.50) ($11.11) ($4.53) ($4.47) ($9.62) ($4.87) ($4.70) ($4.50) ($10.50) ($4.36) ($5.75) $3.18 $1.85 $0.78 $0.78 ($5.69) $1.44 ($5.69) $0.00 Comparable Companies - Management Estimates (1) $2.25

Page 26 Summary Valuation Analysis Lake Summary Valuation –M&A and DCF In $ millions, except per share data Offered Cancellation Price: $5.15 (1) Assumes net debt of $309.0 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. $65.33 Low 0.19x 4.74x Mean 0.72x 8.82x Median 0.63x 8.64x High 1.85x 12.51x Offered Cancellation Price Implied Multiple 0.40x 11.53x Company Statistic $1,078.1 $37.6 DCF ($4.41) ($5.40) $2.73 $6.63 $8.18 ($10.00) ($7.50) ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 LTM Revenue LTM EBITDA 17-21% Discount ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 M&A (1) EBITDA Mult. Range 6.5x - 8.5x $0.94 $3.45 ($4.41) $0.65 $5.26 $18.62 $15.08

Page 27 Summary Valuation Analysis Lake Summary Valuation – Trading Range and Premiums In $ millions, except per share data Offered Cancellation Price: $5.15 $21.59 $15.90 $47.14 Low -9.1% -9.6% -10.8% -10.8% -26.7% -43.6% -40.1% Mean 51.8% 52.6% 49.8% 49.8% 69.6% 68.1% 78.1% Median 37.5% 38.0% 37.5% 37.5% 41.6% 38.7% 42.5% High 216.7% 219.7% 219.1% 219.1% 465.2% 306.7% 771.4% Offered Cancellation Price Implied Multiple 34.8% 34.5% 27.5% 25.0% 34.8% 31.7% -4.8% Company Statistic $3.82 $3.83 $4.04 $4.12 $3.82 $3.91 $5.41 Trading Range $3.79 $3.79 $3.60 $2.75 $3.47 $3.46 $3.68 $2.80 $2.21 $3.24 $5.62 $6.42 $6.42 ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 One Month Three Month Six Month One Day One Week - Average Average Starting 9/1/09 Four Week - Average One Day One Week - Point in Time Four Week - Point in Time ($5.00) ($2.50) $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 $15.00 Premiums - Reverse Split Closing Price Trading Range $5.25 $5.80 $5.84 $5.66 $6.17 $9.63 $6.48 $5.41 Premiums - M&A $6.57 $5.42 $7.71 $5.28 $3.21 $3.14 $12.10 $12.24 $5.56 $6.05 $12.89 $13.14

Appendix A Comparable Public Company Analysis Detail

Page 29 The Comparable Public Company Analysis reviews securities of publicly-traded companies deemed comparable to the Company’s business. It is generally accepted that share pricing in the public market reflects the value of a minority interest and does not reflect any control premium. Further, share pricing in the public market incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions. The analysis focused on publicly-traded companies with the following SIC codes: 5941 Sporting Goods and Bicycle Shops; and 5940 Miscellaneous Shopping Goods Stores. Market capitalizations between $15 million and $3.5 billion. Companies which Greene Holcomb & Fisher deemed similar to the Company’s business. The search yielded the following 5 companies: Comparable Public Company Analysis Big 5 Sporting Goods Corp. Cabela’s Inc. Dick’s Sporting Goods Inc. Golfsmith International Holdings Inc. Hibbett Sports, Inc. Appendix A

Appendix A

Comparable Public Company Analysis (1,2)

($ in millions - except per share data)

Company	Closing Price @ 09/25/09	Market Cap	Company Value	Company Value / Revenue LTM	Company Value / Revenue CY 09E	Company Value / Revenue CY 10P	Company Value / EBITDA LTM	Company Value / EBITDA CY 09E	Company Value / EBITDA CY 10P	Price / Earnings LTM	Price / Earnings CY 09E	Price / Earnings CY 10P
Big 5 Sporting Goods Corp.	$14.98	$322	$397	0.46x	0.45x	0.43x	8.51x	7.49x	6.87x	20.81x	16.64x	14.69x
Cabela's Inc.	$13.05	$878	$920	0.36x	0.36x	0.35x	4.55x	4.28x	4.26x	11.97x	11.25x	10.88x
Dick's Sporting Goods Inc.	$21.97	$2,632	$2,610	0.62x	0.61x	0.57x	8.22x	8.34x	7.55x	19.97x	20.34x	18.01x
Golfsmith International Holdings Inc.	$2.55	$40	$63	0.18x	0.18x	0.18x	6.06x	5.80x	4.15x	NEG	NM	13.42x
Hibbett Sports, Inc.	$18.25	$525	$510	0.90x	0.89x	0.83x	8.71x	8.91x	7.76x	19.35x	20.05x	16.90x
			Low	0.18x	0.18x	0.18x	4.55x	4.28x	4.15x	11.97x	11.25x	10.88x
			Mean	**0.50x**	**0.50x**	**0.47x**	**7.21x**	**6.96x**	**6.12x**	**18.03x**	**17.07x**	**14.78x**
			Median	**0.46x**	**0.45x**	**0.43x**	**8.22x**	**7.49x**	**6.87x**	**19.66x**	**18.35x**	**14.69x**
			High	0.90x	0.89x	0.83x	8.71x	8.91x	7.76x	20.81x	20.34x	18.01x
Lake (Street)	$3.82	$92	$401	0.37x	0.36x	0.35x	10.67x	10.11x	7.14x	NEG	NEG	10.91x
Lake (Management)				0.37x	0.37x	0.35x	10.67x	8.30x	5.54x	NEG	13.96x	NA

(1) Total shares outstanding calculated using the treasury stock method to incorporate outstanding options and warrants.

(2) Assumes net debt of $309.0 million based on average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company.

Page 30

Appendix A

Comparable Public Company Analysis

GH&F

($ in millions - except per share data)

Company	Revenue			EBITDA			EPS		
	LTM	CY 09E	CY 10P	LTM	CY 09E	CY 10P	LTM	CY 09E	CY 10P
Big 5 Sporting Goods Corp. (1)	$869	$884	$912	$47	$53	$58	$0.72	$0.90	$1.02
Cabela's Inc. (2)	$2,580	$2,584	$2,601	$202	$215	$216	$1.09	$1.16	$1.20
Dick's Sporting Goods Inc. (3)	$4,218	$4,275	$4,540	$318	$313	$346	$1.10	$1.08	$1.22
Golfsmith International Holdings Inc. (4)	$353	$346	$357	$10	$11	$15	($0.12)	$0.01	$0.19
Hibbett Sports, Inc. (5)	$569	$576	$614	$58	$57	$66	$0.94	$0.91	$1.08
Lake (Street) (6)	$1,078	$1,102	$1,145	$38	$40	$56	($0.53)	($0.04)	$0.35
Lake (Management) (6)	$1,078	$1,080	$1,141	$38	$48	$72	($0.53)	$0.27	NA

(1) LTM as of 6/28/09; LTM EBITDA and earnings include $1.5 million charge due to company error in reporting of rent expense.

(2) LTM as of 6/27/09; LTM EBITDA and earnings exclude $13.4 million in impairment charges.

(3) LTM as of 8/1/09; LTM EBITDA and earnings exclude $216 million of impairment charges and gains on sale of assets.

(4) LTM as of 7/4/09; LTM EBITDA and earnings exclude $887,000 of stock based compensation, pre-opening costs and restructuring charges.

(5) LTM as of 8/1/09.

(6) LTM as of 8/29/09; Management LTM figures used for Street LTM.

Source: LTM from company filings and CapIQ; estimates from Thomson Financial.

Page 31

Page 32 Page 32 Comparable Public Company Analysis Appendix A ($ in millions - except per share data) 5yr Gross EBIT EBITDA Big 5 Sporting Goods Corp. $3 $78 24.1% 23.0% 12.5% 32.7% 3.3% 5.4% Cabela's Inc. $481 $522 59.4% 4.7% 11.4% 39.4% 5.3% 7.8% Dick's Sporting Goods Inc. $51 $29 1.1% -0.9% 16.2% 27.6% 0.0% 7.5% Golfsmith International Holdings Inc. $6 $28 69.6% 55.7% 10.0% 33.6% 0.0% 2.9% Hibbett Sports, Inc. $16 $0 0.1% -2.9% 15.8% 32.5% 7.8% 10.3% Lake (1) $2 $310 335.9% 334.2% 12.0% 25.3% 0.1% 3.5% (1) Average debt and cash for FY 2009 based on quarterly actuals and estimates provided by Company. Company LTM Margins EPS Growth Debt Cash Debt/ Market Cap Net Debt/ Market Cap

Appendix B Comparable Transactions Analysis Detail

Page 34 Appendix B The Comparable Transactions Analysis encompasses a review of transactions involving acquired entities deemed comparable to the Company’s business. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources. The analysis reviewed a group of transactions selected based on the following: Transactions where the target had one of the following SIC codes: 5941 Sporting Goods and Bicycle Shops; and 5940 Miscellaneous Shopping Goods Stores. Transaction value greater than $50 million and less than $3.5 billion; Public and private targets in which greater than 90% of the company was acquired; Transactions announced and closed between January 1, 2005 and September 25, 2009; Excludes repurchases, minority interests and hostile transactions; and Transactions which GH&F deemed similar to the proposed transaction. This search process yielded 21 transactions which satisfied the selection criteria. Comparable Transactions Analysis Detail

Appendix B

GH&F

Comparable Transaction Analysis (1)

(Dollars in Millions)

Date Announced	Date Effective	Target Name	Acquirer Name	Value of Transaction	Enterprise Value	LTM Net Sales	LTM EBITDA	LTM EBITDA Margin	Enterprise Value / LTM Net Sales	Enterprise Value / LTM EBITDA
9/3/2008	10/15/2008	Hudson Group	Dufry AG	$770.7	$818.7	$666.0	$85.0	12.8%	1.2x	9.6x
8/14/2008	9/24/2008	Sleep Country Canada Income Fund	Westerkirk Capital Inc., Others	$311.5	$324.3	$345.5	$37.6	10.9%	0.9x	8.6x
12/6/2007	12/6/2007	Overton's, Inc.	Gander Mountain Co.	$70.0	$70.0	$93.5	$8.6	9.2%	0.7x	8.1x
11/26/2007	11/30/2007	Chick's Sporting Goods, Inc.	Dick's Sporting Goods Inc.	$74.2	$74.2	$126.7	NA	NA	0.6x	NA
9/17/2007	11/15/2007	Factory Card & Party Outlet Corp.	Amscan Holdings Inc.	$69.6	$69.1	$240.9	$7.2	3.0%	0.3x	9.7x
6/27/2007	10/9/2007	Guitar Center Inc.	Bain Capital, LLC	$2,093.4	$2,079.5	$2,093.7	$170.2	8.1%	1.0x	12.2x
3/20/2007	5/29/2007	Claire's Stores Inc.	Apollo Management, Others	$3,079.8	$2,738.9	$1,481.0	$315.3	21.3%	1.8x	8.7x
2/8/2007	3/16/2007	GNC Corp.	Ares Private Equity, Teachers' Private Capital	$1,469.3	$1,445.2	$1,487.1	$142.4	9.6%	1.0x	10.2x
11/13/2006	2/13/2007	Golf Galaxy, Inc.	Dick's Sporting Goods Inc.	$223.3	$213.5	$250.1	$19.1	7.7%	0.9x	11.2x
7/13/2006	10/26/2006	Petco Animal Supplies Inc.	Leonard Green & Partners, Texas Pacific Group	$1,828.3	$1,795.1	$2,037.5	$213.8	10.5%	0.9x	8.4x
5/9/2006	5/31/2006	ShopKo Stores Inc.	Spirit Finance Corporation	$1,116.9	$1,083.7	$3,068.5	$195.6	6.4%	0.4x	5.5x
1/22/2006	5/3/2006	Sports Authority Inc.	Leonard Green & Partners, Green Equity Investors	$1,424.5	$1,396.2	$2,482.0	$171.5	6.9%	0.6x	8.1x
1/18/2006	4/13/2006	Burlington Coat Factory Warehouse	Bain Capital, LLC	$2,070.3	$1,864.9	$3,351.4	$273.4	8.2%	0.6x	6.8x
10/29/2005	3/6/2006	Northern Department Store Group	Bon-Ton Stores, Inc.	$1,185.0	$1,185.0	$2,200.0	NA	NA	0.5x	NA
11/8/2005	2/14/2006	Linens 'n Things	Apollo Management, L.P., Others	$1,300.8	$1,263.1	$2,649.3	$149.9	5.7%	0.5x	8.4x
10/18/2005	12/28/2005	ShopKo Stores Inc.	Sun Capital Partners, Inc., Others	$1,130.4	$1,167.6	$3,068.5	$195.6	6.4%	0.4x	6.0x
10/27/2005	12/27/2005	Goody's Family Clothing Inc.	Prentice Capital Management LP , GMM Capital	$304.2	$235.3	$1,253.9	$24.2	1.9%	0.2x	9.7x
9/26/2005	12/23/2005	Party City Corp	Amscan Holdings Inc.	$360.7	$349.7	$503.9	$28.0	5.5%	0.7x	12.5x
4/17/2005	10/8/2005	Electronics Boutique Holdings Corp.	GameStop Corp.	$1,437.5	$1,262.2	$1,989.4	$116.8	5.9%	0.6x	10.8x
4/15/2005	10/4/2005	Brookstone Inc.	Osim International Ltd., Others	$440.5	$391.2	$501.7	$47.3	9.4%	0.8x	8.3x
1/9/2005	4/27/2005	Hollywood Entertainment Corp.	Movie Gallery, Inc.	$1,272.1	$1,078.3	$1,782.4	$227.5	12.8%	0.6x	4.7x
			Low	$69.6	$69.1	$93.5	$7.2	1.9%	0.2x	4.7x
			Mean	**$1,049.2**	**$995.5**	**$1,508.2**	**$127.8**	**8.5%**	**0.7x**	**8.8x**
			Median	**$1,130.4**	**$1,083.7**	**$1,487.1**	**$142.4**	**8.1%**	**0.6x**	**8.6x**
			High	$3,079.8	$2,738.9	$3,351.4	$315.3	21.3%	1.8x	12.5x

(1) Per Capital IQ, SDC and public filings.

Page 35

Appendix C Premium Analysis Detail

Page 37 Appendix C GH&F performed a premium analysis on transactions in which target company performed a reverse split and subsequently de-registered shares under the Securities Exchange Act of 1934, as amended. The analysis examines the premiums represented by the payment per share of the transactions as compared to the average market prices of the targets over certain periods of time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types; and Deals completed between January 1, 2006 and September 25, 2009. This search yielded 31 transactions which satisfied the selection criteria. Premium Analysis Detail – Reverse Stock Splits, Going Private

Appendix C

Premium Analysis Detail – Reverse Stock Splits Going Private [1]

			Split Mechanics		Premium Over Average Price		
Announcement	Effective	Company	Split	Payment per Share	One Day	One Week	Four Week
5/5/2009	6/29/2009	Callwave, Inc.	1:5,000	$1.15	43.8%	39.9%	55.8%
1/21/2009	3/30/2009	Renegy Holdings, Inc.	1:2,000	$0.74	89.7%	93.5%	114.5%
12/10/2008	3/20/2009	Grill Concepts, Inc.	1:35	$1.50	100.0%	71.2%	80.5%
9/29/2008	3/23/2009	The Middleton Doll Company	1:1,000	$0.50	117.4%	142.7%	141.7%
8/25/2008	2/20/2009	Computer Horizons Corp.	1:500	$0.30	-9.1%	-9.6%	-10.8%
7/17/2008	1/21/2009	Careguide, Inc.	1:50,000	$0.14	133.3%	100.0%	96.1%
6/30/2008	10/6/2008	Gouverneur Bancorp, Inc.	1:100	$10.00	24.1%	19.8%	17.4%
4/14/2008	8/20/2008	Peoples-Sidney Financial Corp.	1:600	$13.47	11.8%	11.8%	16.5%
2/29/2008	5/7/2008	First Bancorp of Indiana	1:300	$14.00	16.6%	16.0%	13.9%
1/2/2008	1/4/2008	Oregon Pacific Bancorp	1:500	$13.00	43.6%	43.6%	43.3%
12/21/2007	5/20/2008	Jaclyn Inc.	1:250	$10.21	70.2%	60.0%	56.9%
10/5/2007	2/7/2008	Magstar Technologies, Inc.	1:2,000	$0.43	41.7%	93.2%	58.9%
7/2/2007	11/13/2007	Citizens Financial Corp.	1:250	$7.25	10.9%	10.9%	11.9%
5/1/2007	12/6/2007	Harold's Stores, Inc.	1:1,000	$0.30	25.0%	33.9%	-4.4%
2/21/2007	7/23/2007	Ohio State Bankshares	1:150	$95.00	1.7%	1.7%	1.7%
2/12/2007	8/13/2007	BNS Holding Inc.	1:200	$13.62	0.0%	0.1%	0.7%
1/8/2007	6/14/2007	K-Tel International, Inc.	1:5,000	$0.10	216.7%	216.7%	153.3%
10/16/2006	2/7/2007	Ergo Science Corp.	1:200	$2.10	200.0%	219.7%	219.1%
8/15/2006	1/10/2007	Pegasus Communications Corporation	1:100	$3.25	44.4%	41.2%	39.1%
6/1/2006	1/24/2006	Eupa International Corporation	1:7,999	$0.40	NM	NM	NM
5/16/2006	9/8/2006	Bactolac Pharmaceuticals	1:500	$4.00	11.1%	9.7%	9.3%
3/31/2006	8/30/2006	Mestek, Inc.	1:5,000	$15.24	21.8%	23.0%	20.5%
1/26/2006	12/4/2006	Home City Financial Corp.	1:210	$17.10	11.9%	12.9%	13.4%
1/24/2006	8/4/2006	Yadkin Valley Company	1:50	$78.00	39.3%	39.3%	39.3%
11/2/2005	1/19/2006	Collins Industries, Inc.	1:300	$7.70	14.0%	14.6%	13.9%
10/21/2005	1/10/2006	Sagient Research Systems Inc.	1:101	$0.12	33.3%	50.0%	76.5%
10/14/2005	3/13/2006	Major Automotive Companies, Inc.	1:1,000	$1.90	35.7%	43.7%	33.9%
10/7/2005	3/30/2006	ITEC Attractions Inc.	1:381,426	$0.27	11.1%	11.2%	11.5%
9/16/2005	3/15/2006	PVC Container Corp	1:2,000	$2.39	99.2%	94.3%	96.1%
8/29/2005	2/15/2006	Hia Inc.	1:45,000	$0.60	39.5%	36.4%	37.9%
6/21/2005	9/1/2006	American Education Corp.	1:2,000	$11.00	54.5%	36.7%	37.0%
				Low	-9.1%	-9.6%	-10.8%
				Mean	51.8%	52.6%	49.8%
				Median	37.5%	38.0%	37.5%
				High	216.7%	219.7%	219.1%

[1] Per Capital IQ, SDC and public filings.

Page 38

Page 39 Appendix C Additionally, GH&F performed a Premium Analysis that involved a review of transactions involving the sale of public companies. The analysis examines the premiums represented by the purchase price per share of the transactions as compared to the market prices of the targets at certain points in time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types except for oil and gas and banking industries; Deals completed between September 25, 2007 and September 25, 2009 with transaction values between $50 million and $250 million; Transactions in which greater than 90% of the target was acquired; and Excludes share repurchases and hostile transactions. This search yielded 79 transactions which satisfied the selection criteria. Premium Analysis Detail – M&A

Appendix C

Premium Analysis Detail – M&A

GH&F

Date Effective	Target Name	Business Description	Acquiror Name	Premiums One Day	One Week	Four Week
09/09/2009	FiberNet Telecom Group Inc	Pvd telecommun svcs	Zayo Group LLC	15.2%	10.3%	9.1%
08/13/2009	SoftBrands Inc	Dvlps,whl entrp software	Steel Holdings Inc	95.7%	91.7%	206.7%
07/30/2009	Cornerstone Therapeutics Inc	Mnfr pharm	Chiesi Farmaceutici SpA	-26.7%	-3.5%	49.1%
07/27/2009	Borland Software Corp	Dvlp,whl database software	Micro Focus International PLC	87.5%	100.0%	167.9%
06/26/2009	SiRF Technology Holdings Inc	Mnfr,whl semiconductor	CSR PLC	90.0%	103.2%	25.9%
06/24/2009	Catapult Communications Corp	Dvlp commun software	IXIA	9.5%	23.8%	34.5%
06/01/2009	Gevity HR Inc	Pvd human capital mgmt svcs	TriNet Group Inc	97.0%	88.7%	75.4%
04/03/2009	Hifn Inc	Mnfr semiconductors	EXAR Corp	58.7%	37.0%	20.5%
03/31/2009	Pharmanet Development Grp Inc	Pvd clinical research svcs	JLL Partners Inc	273.1%	240.1%	300.0%
03/16/2009	American Land Lease Inc	RE invest trust	Green Courte Partners LLC	264.1%	273.7%	305.7%
02/25/2009	Targanta Therapeutics Corp	Biopharm co	Medicines Co	96.1%	227.9%	102.0%
02/02/2009	Meadow Valley Corp	Pvd constr contractor svcs	Insight Equity I LP	22.2%	19.7%	25.0%
01/28/2009	Transmeta Corp	Mnfr semiconductor	Novafora Inc	38.2%	38.4%	29.5%
01/27/2009	Centerplate Inc	Pvd catering,concession svcs	Kohlberg & Co LP	-17.5%	-43.6%	-39.0%
01/07/2009	Genelabs Technologies Inc	Mnfr pharm prod	GlaxoSmithKline PLC	465.2%	306.3%	202.3%
01/05/2009	Memory Pharmaceuticals Corp	Biopharmaceutical co	Roche Holding AG	317.8%	306.7%	771.4%
01/05/2009	Turbochef Technologies Inc	Mnfr,whl advanced ovens	The Middleby Corp	15.5%	23.5%	54.8%
12/29/2008	SM&A	Pvd sys engineering svcs	Odyssey Invest Partners LLC	159.3%	131.5%	109.0%
12/23/2008	Pharmacopeia Inc	Biotech co	Ligand Pharmaceuticals Inc	43.8%	39.4%	-22.5%
11/24/2008	Cherokee International Corp	Mnfr power supplies	Lineage Power Holdings Inc	33.3%	48.8%	16.8%
11/20/2008	Ashworth Inc	Mnfr,whl sport apparel	TaylorMade-adidas Golf	9.8%	-26.4%	-40.1%
11/03/2008	Pharsight Corp	Dvlp Internet software	Tripos LP	37.8%	33.5%	28.2%
11/03/2008	Captaris Inc	Dvlp bus automation software	Open Text Corp	28.3%	27.3%	35.2%
10/30/2008	Napster Inc	Dvlp digital media software	Best Buy Co Inc	94.9%	97.8%	82.8%
10/27/2008	Econergy Intl PLC	Pvd electric svcs	Suez Energy SA Participacoes	41.4%	41.7%	50.5%
10/24/2008	Nevada Chem Inc	Mnfr,whl liquid sodium cyanide	Investor Group	37.7%	34.4%	35.7%
10/10/2008	Catalyst Semiconductor Inc	Mnfr,whl semiconductors	ON Semiconductor Corp	53.7%	54.1%	42.5%
10/07/2008	Motive Inc	Dvlp mgmt software	Alcatel Lucent SA	52.7%	23.9%	53.8%
09/29/2008	Memry Corp	Mnfr nickel-titanium prod	SAES Getters SpA	73.1%	74.3%	69.6%
09/16/2008	Industrial Rubber Products Inc	Mnfr,whl elastomeric materials	Industrial Rubber Products Inc	57.1%	50.0%	50.0%
09/05/2008	Tumbleweed Communications Corp	Dvlp messaging software	Tornado Acquisition Corp	52.5%	46.0%	104.6%
08/29/2008	Credence Systems Corp	Mnfr automatic test equip	LTX Corp	37.8%	46.0%	64.1%
08/29/2008	Optium Corp	Mnfr optical subsys	Finisar Corp	2.3%	-0.1%	15.8%

Page 40

Appendix C

GH&F

Premium Analysis Detail – M&A

Date Effective	Target Name	Business Description	Acquiror Name	Premiums One Day	One Week	Four Week
08/21/2008	SGX Pharmaceuticals Inc	Biotech co	Eli Lilly & Co	109.8%	106.9%	125.6%
08/21/2008	HireRight Inc	Pvd employment screening svcs	US Investigations Services Inc	95.2%	95.2%	121.9%
08/15/2008	MEDecision Inc	Dvlp health care mgmt software	Health Care Service Corp	309.4%	288.9%	369.8%
08/15/2008	CAM Commerce Solutions Inc	Dvlp retailing software	Great Hill Partners LLC	7.9%	12.1%	10.4%
08/06/2008	Barrier Therapeutics Inc	Mnfr pharm	Stiefel Laboratories Inc	135.8%	89.5%	66.7%
08/05/2008	Iomai Corp	Mnfr vaccine,immune sys	Intercell AG	147.2%	180.9%	170.5%
08/04/2008	Angelica Corp	Pvd med linen supply svcs	Clothesline Holdings Inc	33.7%	29.3%	33.8%
08/01/2008	Radyne Corp	Mnfr,whl data commun equip	Comtech Telecommun Corp	48.6%	47.6%	34.8%
07/07/2008	EP MedSys Inc	Mnfr,dvlp med,hosp supplies	St Jude Medical Inc	112.8%	93.6%	93.6%
07/02/2008	Clayton Holdings Inc	Pvd consulting svcs	Greenfield Partners LLC	24.5%	10.7%	40.9%
07/01/2008	Golden Cycle Gold Corp	Gold,copper mining	AngloGold Ashanti Ltd	28.7%	32.2%	28.7%
06/30/2008	SYS Technologies Inc	Pvd info connectivity svcs	Kratos Defense & Security	70.2%	65.9%	96.7%
06/30/2008	ESS Technology Inc	Mnfr semiconductors	Imperium Partners Group LLC	36.7%	36.7%	42.6%
06/27/2008	Kosan Biosciences Inc	Pvd coml research svcs	Bristol-Myers Squibb Co	229.3%	243.8%	231.3%
06/18/2008	NetManage Inc	Dvlp application software	Micro Focus International PLC	73.5%	74.3%	71.4%
06/17/2008	Restoration Hardware Inc	Own,op home furnishings stores	Catterton Partners	67.9%	57.9%	38.5%
06/11/2008	GMH Communities Trust	RE invest trust	American Campus Comm Inc	-1.0%	-3.1%	19.3%
06/10/2008	Encysive Pharmaceuticals Inc	Biotechnology co	Pfizer Inc	117.6%	200.5%	261.5%
06/09/2008	Iomega Corp	Mnfr,whl data storage devices	EMC Corp	44.7%	37.5%	35.1%
06/06/2008	Specialized Health Prod Intl	Mnfr disposable med devices	CR Bard Inc	8.7%	13.6%	22.0%
05/22/2008	WJ Communications Inc	Mnfr RF integrated circuits	TriQuint Semiconductor Inc	17.7%	17.7%	56.3%
05/16/2008	Synplicity Inc	Dvlp IC design software	Synopsys Inc	52.1%	54.4%	81.8%
05/02/2008	Renovis Inc	Mnfr pharm	Evotec AG	41.6%	38.7%	52.2%
04/30/2008	SigmaTel Inc	Mnfr semiconductors	Freescale Semiconductor Inc	67.6%	79.6%	53.1%
04/10/2008	Criticare Systems Inc	Mnfr,whl monitoring instr	Opto Circuits(India)Ltd	19.0%	26.4%	71.3%
04/01/2008	Manatron Inc	Dvlp,market web-base software	Thoma Cressey Bravo Inc	36.4%	37.9%	34.8%
04/01/2008	E-Z-EM Inc	Mnfr med imaging prod	Bracco Diagnostics Inc	27.9%	33.3%	23.6%
04/01/2008	Burke-Parsons-Bowlby Corp	Mnfr pressure treated wood	Stella-Jones Inc	27.4%	27.4%	27.4%
03/21/2008	Lifecore Biomedical Inc	Mnfr dental implants prod	EM Warburg Pincus & Co Inc	32.4%	26.9%	28.2%
03/06/2008	Document Sciences Corp	Dvlp content software	EMC Corp	79.1%	75.8%	71.3%
03/05/2008	VistaCare Inc	Pvd hospice care svcs	Odyssey HealthCare Inc	20.1%	17.7%	18.0%
02/13/2008	American Bank Note Holographic	Pvd sec holograms svcs	JDS Uniphase Corp	11.5%	9.5%	23.6%
02/11/2008	Carrier Access Corp	Mnfr broadband access equip	Turin Networks Inc	4.0%	7.0%	25.0%

Page 41

Appendix C

Premium Analysis Detail – M&A

Date Effective	Target Name	Business Description	Acquiror Name	Premiums One Day	Premiums One Week	Premiums Four Week
02/04/2008	Traffix Inc	Pvd Internet mktg svcs	New Motion Inc	122.4%	118.3%	106.8%
01/08/2008	Printronix Inc	Mnfr,whl printers	Vector Capital Corp	18.3%	18.5%	18.5%
12/31/2007	Coley Pharmaceutical Group Inc	Pvd research,dvlp svcs	Pfizer Inc	166.7%	145.4%	169.4%
12/28/2007	Natrol Inc	Mnfr dietary supplements	Plethico Pharmaceuticals Ltd	93.8%	69.2%	39.7%
12/13/2007	Cost-U-Less Inc	Own,op stores	North West Co Fund	11.9%	7.4%	15.4%
11/21/2007	National Home Health Care Corp	Pvd home health care svcs	Investor Group	7.9%	9.2%	21.4%
11/16/2007	Factory Card Outlet & Party	Own,operate card stores	AAH Holdings Corp	105.0%	147.8%	143.4%
11/07/2007	HemoSense Inc	Mnfr,dvlp,whl monitoring sys	Inverness Med Innovations Inc	33.9%	33.8%	33.6%
11/01/2007	National Health Realty Inc	Real estate investment trust	National HealthCare Corp	6.0%	7.5%	7.8%
10/29/2007	Smithway Motor Xpress Corp	Pvd trucking svcs	Western Express Inc	23.5%	20.0%	8.3%
10/22/2007	Champps Entertainment Inc	Own, op dining restaurants	F&H Acquisition Corp	-17.7%	-14.5%	-16.4%
10/01/2007	Web.com Inc	Pvd hosting,consulting svcs	Website Pros Inc	25.4%	30.0%	40.4%
09/25/2007	American Technical Ceramics	Mnfr ceramic capacitors	AVX Corp	47.2%	54.3%	62.0%

	One Day	One Week	Four Week
Low	-26.7%	-43.6%	-40.1%
Mean	69.6%	68.1%	78.1%
Median	41.6%	38.7%	42.5%
High	465.2%	306.7%	771.4%

	Total - Four Week	% of Total
Total Deals	79	100%
Deals with a Negative Premium	4	5%
Deals with Premium under 20%	14	18%
Deals with Premium under 30%	27	34%

Page 42

Appendix D Discounted Cash Flow Analysis Detail

Page 44 Appendix D The Discounted Cash Flow (“DCF”) Analysis is used to calculate a range of theoretical values for the Company based on: (i) the net present value of the estimated future cash flows generated by the Company; and (ii) a terminal value, which is an estimate of the future value of the Company. The projected financial information was provided by the Company’s management and represents seven months of actual results and five months of forecast results for fiscal year 2009 and the 3/23 forecast for fiscal years 2010-2015. For purposes of this analysis, we used a range of discount rates from 17.0% to 21.0% and a range of EBITDA multiples for the terminal value of 6.5x to 8.5x. Multiples were determined by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. Additionally, we also considered the nature of the Company’s business, the size of the Company relative to the comparable companies, its position in the industry, the inherent risk of the improved performance in an increasingly competitive industry and our recent experience in the M&A marketplace. Discount rates were based on the weighted average cost of capital (“WACC”) for comparable companies, business specific risk, including, without limitation, the Company’s track record in not meeting internal financial forecasts, the issues associated with growing the business as projected in the financial information provided by the Company management, size of the Company relative to its peers and other relevant factors. Discounted Cash Flow Analysis Detail

Page 45 Page 45 Appendix D Discounted Cash Flow Analysis ($ in millions except per share data) 2009P Ending 1/30/10 (1) 2010P Ending 1/29/11 2011P Ending 1/28/12 2012P Ending 2/2/13 2013P Ending 2/1/14 2014P Ending 1/31/15 2015P Ending 1/30/16 -2 -2 -2 Present Total Sales $527 $1,141 $1,189 $1,237 $1,287 $1,337 $1,388 Value of Operating Cash Flow (Adjusted EBITDA) 56 72 80 83 91 94 98 Cash Flows Operating Income (EBIT) 43 43 53 58 68 74 82 Less: Federal Taxes @ 34.0% (15) (15) (18) (20) (23) (25) (28) Less State Taxes (2) (0) (1) (1) (1) (1) (1) (2) After-Tax Operating Income 28 28 34 37 44 48 52 Depreciation & Amortization 13 29 27 25 23 19 16 Capital Expenditures (7) (16) (16) (17) (17) (16) (16) Change in Working Capital 53 (0) (8) (8) (8) (7) (7) After-Tax Operating Cash Flows 88 41 37 37 42 44 45 Adjusted EBITDA Multiple: 7.5x 0 0 0 0 0 0 732 Total Cash Flows $88 $41 $37 $37 $42 $44 $777 Present NOL Subject to 382 (unwinding amounts) $3 $1 Value of NOL Not Subject to 382 (3) 96 81 NOL Beginning Balance NOL $99 $82 $39 $0 $0 $0 $0 EBIT (Full Year) 18 43 53 58 68 74 82 NOL Usage 18 43 39 - - - - Taxes Saved @ 34.0% 6 15 13 - - - - Ending Balance NOL 81 39 - - - - - Benefit to Free Cash Flow 6 15 13 - - - - Total Total Cash Flows Plus Benefit of NOL $94 $56 $50 $37 $42 $44 $777 Present Value of Cash Flows Enterprise Value Sensitivity Analysis NPV Cash Flows $209 NPV Terminal Value 240 $475 17.0% 19.0% 21.0% NPV of NOL Carry Forward 26 Adjusted 6.5x $476 $443 $414 Total Enterprise Value $475 EBITDA 7.5x $512 $475 $442 Multiple 8.5x $547 $507 $471 Plus: Cash (4) 2 Less: Debt (4) 349 Equity Value Sensitivity Analysis Total Equity Value $128 Discount Rate $128 17.0% 19.0% 21.0% EBITDA 6.5x $129 $96 $66 Assumptions Multiple 7.5x $164 $128 $95 Discount Rate 19.0% 8.5x $200 $159 $124 Adjusted EBITDA Multiple 7.5x Federal Tax Rate 34.0% Equity Value Sensitivity Analysis (Shares) State Tax Rate (2) 2.0% Discount Rate NPV Disc Cash Flow 17.0% 19.0% 21.0% EBITDA 6.5x $5.31 $3.95 $2.73 Multiple 7.5x $6.75 $5.26 $3.92 8.5x $8.18 $6.56 $5.10 Discount Rate (1) Represents 5 months of projections. (2) 2009 and 2010 state taxes from company projection, 2.0% used thereafter. (3) Represents tax loss carryforward of $95.7 million as of 1/31/2009. (4) As of August 29, 2009, per Company management.

Appendix E Lake Financial Information

Page 47 Lake Financial Information Income Statement ($ in millions) Lake Income Statement ($s millions) 2005 Ended 1/28/06 2006 Ended 2/3/07 2007 Ended 2/2/08 2008 Ended 1/31/09 2009P Ending 1/30/10 2010P Ending 1/29/11 2011P Ending 1/28/12 2012P Ending 2/2/13 2013P Ending 2/1/14 2014P Ending 1/31/15 2015P Ending 1/30/16 LTM 8/29/09 5 Months Ending 1/30/10 Sales $804.5 $911.4 $969.4 $1,064.6 $1,079.5 $1,140.8 $1,188.6 $1,237.4 $1,286.7 $1,336.9 $1,387.7 $1,078.1 $527.2 Growth 13.3% 6.4% 9.8% 1.4% 5.7% 4.2% 4.1% 4.0% 3.9% 3.8% Cost of Sales $612.0 $686.7 $728.6 $794.1 $796.9 $822.6 $849.3 $881.6 $910.9 $943.3 $974.6 $805.7 $373.7 Gross Profit $192.4 $224.7 $240.8 $270.5 $282.6 $318.2 $339.3 $355.8 $375.7 $393.6 $413.0 $272.4 $153.5 Margin 23.9% 24.7% 24.8% 25.4% 26.2% 27.9% 28.5% 28.8% 29.2% 29.4% 29.8% 25.3% 29.1% Operating Expenses $194.6 $209.7 $252.1 $267.3 $264.7 $275.0 $285.8 $297.4 $307.7 $319.1 $331.2 $271.3 $110.6 EBIT ($2.2) $15.0 ($11.3) $3.2 $17.9 $43.2 $53.5 $58.3 $68.0 $74.5 $81.9 $1.1 $42.9 Margin NEG 1.6% NEG 0.3% 1.7% 3.8% 4.5% 4.7% 5.3% 5.6% 5.9% 0.1% 8.1% Depreciation and Amortization (1) $18.2 $22.0 $26.9 $37.4 $30.2 $28.8 $26.6 $24.8 $23.2 $19.2 $15.8 $37.1 $12.6 EBITDA $16.0 $37.0 $15.5 $40.6 $48.1 $71.9 $80.1 $83.1 $91.2 $93.7 $97.6 $38.2 $55.5 Margin 2.0% 4.1% 1.6% 3.8% 4.5% 6.3% 6.7% 6.7% 7.1% 7.0% 7.0% 3.5% 10.5% Pro Forma Adjustments Nonrecurring Items (2) $0.1 ($0.9) $6.5 $0.4 $0.2 $0.5 $0.0 $0.0 $0.0 $0.0 $0.0 ($0.6) $0.0 Pro Forma Adjusted EBITDA $16.2 $36.0 $22.0 $41.0 $48.4 $72.4 $80.1 $83.1 $91.2 $93.7 $97.6 $37.6 $55.6 Margin 2.0% 4.0% 2.3% 3.9% 4.5% 6.3% 6.7% 6.7% 7.1% 7.0% 7.0% 3.5% 10.5% Source: Company financial statements and management forecast. (1) Fiscal Year 2008 and LTM include a goodwill impairmant charge of $6.5 million. (2) Represents expenses related to store closings, one-time gains, severance costs, write off of internal web development (2007 only) and reversal of exit costs for reopened outlet stores (2008 only).